CALENERGY COMPANY, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                      (DOLLARS IN THOUSANDS, EXCEPT RATIO)


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                                 SIX MONTHS
                                ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                                --------------           -------------------------------
                                1996      1995     1995       1994      1993      1992    1991
                                ----      ----     ----       ----      ----      ----    ----
PRE-TAX INCOME FROM
 CONTINUING OPERATIONS ..... $ 49,270   $ 38,297  $ 97,051  $ 55,836  $ 61,258  $ 50,732   $ 34,866
LOSS ON EQUITY INVESTMENT IN
 UNCONSOLIDATED SUBSIDIARY      2,774       --         362      --        --        --        --
CAPITALIZED INTEREST, NET
 OF AMORTIZATION ...........  (22,701)    (9,479)  (31,160)   (9,196)   (6,174)   (5,202)    (4,979)
                             --------   --------  --------  --------  --------   -------   --------
                               29,343     28,818    66,253    46,640    55,084    45,530     29,887
                             --------   --------  --------  --------  --------   -------   --------

FIXED CHARGES:
 INTEREST EXPENSE AND
 AMORTIZATION OF DEFERRED
 FINANCE CHARGES ON ALL
 INDEBTEDNESS .............    72,947     65,295   134,637    62,837    30,205    20,459     29,814
INTEREST PORTION OF LEASE
 RENTALS ..................        30         30        60       109       247       253        217
                             --------   --------  --------  --------  --------   -------   --------
 TOTAL FIXED CHARGES ......    72,977     63,325   134,697    62,946    30,452    20,712     30,031
                             --------   --------  --------  --------  --------   -------   --------
EARNINGS BEFORE INCOME TAXES,
 AND FIXED CHARGES ........  $102,320   $ 94,143  $200,950  $109,586  $ 85,536  $ 66,242   $ 59,918
                             ========   ========  ========  ========  ========  ========   ========
RATIO OF EARNINGS TO FIXED
 CHARGES ..................      1.40      1.441     1.492     1.741     2.809     3.198      1.995
                             ========   ========  ========  ========  ========  ========   ========



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